Exhibit 99.3

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION

The preliminary unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Capital One and Hibernia may have appeared had the businesses actually been combined as of or at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information shows the impact of the merger of Capital One and Hibernia on the combined balance sheets and statements of income under the purchase method of accounting with Capital One treated as the acquiror. Under this method of accounting, the assets and liabilities of Hibernia will be recorded by Capital One at their estimated fair values as of the date the merger is completed. The preliminary unaudited pro forma condensed combined balance sheet as of September 30, 2005 assumes the merger was completed on that date. The preliminary unaudited pro forma income statements for the nine months ended September 30, 2005 and the year ended December 31, 2004, were prepared assuming the merger was completed on January 1, 2005 and 2004, respectively.

It is anticipated that the merger will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary unaudited pro forma financial information. The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from Hibernia. The information will be updated when all necessary information becomes available and management has completed its analysis.

The unaudited preliminary pro forma consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of both Capital One and Hibernia, which are incorporated into this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of September 30, 2005, combines the historical balance sheets of Capital One and Hibernia assuming the companies had been combined on September 30, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Balance Sheets

September 30 (In Thousands, Except Per Share Data)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Assets:
Cash and due from banks	$812,330	$1,137,625	$—		$1,949,955
Federal funds sold and resale agreements	2,409,392	530,300	(1,390,000)	A	1,549,692
Interest-bearing deposits at other banks	1,380,880	23,754	—		1,404,634

Cash and cash equivalents	4,602,602	1,691,679	(1,390,000)		4,904,281
Securities available for sale	9,436,667	4,307,283	421	B	13,744,371

Mortgage loans held for sale	—	80,108	—		80,108
Loans	38,851,763	16,411,129	(174,917)	C	54,830,562
			(257,413)	D
Less: Allowance for loan losses	(1,447,000)	(402,251)	257,413	D	(1,591,838)

Net loans	37,404,763	16,008,878	(174,917)		53,238,724
Accounts receivable from securitizations	6,126,282	—	—		6,126,282
Premises and equipment, net	768,198	294,769	69,297	E	1,132,264
Interest receivable	367,757	121,969			489,726
Goodwill	736,058	337,441	(337,441)	F	3,893,079
			3,157,021	F
Core deposit intangibles and other intangibles	—	26,663	(26,663)	G,H	400,709
			380,000	G
			20,709	H
Other	982,190	323,738	(14,392)	K	1,364,626
			73,090	K

Total assets	$60,424,517	$23,192,528	$1,757,125		$85,374,170

Liabilities:
Interest bearing deposits	$26,772,538	$14,788,658	$(1,358)	I	$41,559,838
Non-interest bearing deposits	—	3,688,539	—		3,688,539
Senior and subordinated notes	6,651,891	99,972	(2,537)	I	6,749,326
Other borrowings	11,613,179	2,321,734	840,000	A	14,782,529
			7,616	I
Interest payable	350,842	30,372	—		381,214
Other	3,998,840	235,866	96,974	J	4,464,680
			133,000	G

Total liabilities	49,387,290	21,165,141	1,073,695		71,626,126

Commitments and Contingencies

Stockholders’ Equity:
Common stock	2,682	338,323	(338,323)	L	3,011
			329	L
Paid-in capital, net	3,979,525	648,206	(648,206)	L	6,690,013
			(34,902)	M
			2,640,813	L
			104,577	N
Retained earnings	7,104,796	1,360,903	(1,360,903)	L	7,104,796

Cumulative other comprehensive income	20,104	(7,259)	7,259	L	20,104
Less: Treasury stock, at cost	(69,880)	(312,786)	312,786	L	(69,880)

Total stockholders’ equity	11,037,227	2,027,387	683,430		13,748,044

Total liabilities and stockholders’ equity	$60,424,517	$23,192,528	$1,757,125		$85,374,170

The following preliminary unaudited pro forma condensed combined income statement for the nine months ended September 30, 2005, combines the historical income statements of Capital One and Hibernia assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Statement of Income

Nine Months Ended September 30 (In Thousands, Except Per Share Data)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Income:
Loans, including past-due fees	$3,602,294	$732,080	21,159	C	$4,355,533
Securities available for sale	269,387	139,924	—		409,311
Interest on mortgage loans held for sale	—	3,572	—		3,572
Other	221,102	6,737	(41,700)	A	186,139

Total interest income	4,092,783	882,313	(20,541)		4,954,555

Interest Expense:
Deposits	829,074	230,070	433	I	1,059,577
Senior and subordinated notes	317,382	3,733	211	I	321,326
Other borrowings	303,084	58,288	(2,223)	I	382,774
			23,625	A

Total interest expense	1,449,540	292,091	22,046		1,763,677

Net interest income	2,643,243	590,222	(42,587)		3,190,878
Provision for loan losses	925,398	226,700	—		1,152,098

Net interest income after provision for loan losses	1,717,845	363,522	(42,587)		2,038,780

Non-Interest Income:
Servicing and securitizations	2,923,768	14,841	—		2,938,609
Service charges and other customer-related fees	1,179,857	196,650	—		1,376,507
Interchange	380,962	3,560	—		384,522
Other	208,004	113,020	—		321,024

Total non-interest income	4,692,591	328,071	—		5,020,662

Non-Interest Expense:
Salaries and associate benefits	1,289,950	284,131	—		1,574,081
Marketing	932,501	28,279	—		960,780
Communications and data processing	426,056	45,660	—		471,716
Supplies and equipment	256,973	38,698	—		295,671
Occupancy	97,536	39,715	320	E	138,921
			1,350	H
Other	1,026,071	87,798	(5,034)	O	1,164,168
			54,645	G
			688	H

Total non-interest expense	4,029,087	524,281	51,969		4,605,337

Income before income taxes and minority interest	2,381,349	167,312	(94,556)		2,454,105
Income taxes	852,520	60,323	(33,095)	P	879,748
Minority interest, net of income tax expense	—	(92)	—		(92)

Net income	$1,528,829	$107,081	(61,461)		$1,574,449

Basic earnings	$6.05	$0.68			$5.52

Diluted earnings per share	$5.82	$0.67			$5.31

Dividends paid per share	$0.08	$0.60			$0.08

The following preliminary unaudited pro forma condensed combined income statement for the year ended December 31, 2004, combines the historical income statements of Capital One and Hibernia assuming the companies had been combined on January 1, 2004, on a purchase accounting basis.

Unaudited Pro Forma Condensed Statement of Income

Year Ended December 31 (In Thousands, Except Per Share Data)	Capital One 2004	Hibernia 2004	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Income:
Loans, including past-due fees	$4,234,420	$827,060	28,212	C	$5,089,692
Securities available for sale	312,374	164,512	—		476,886
Interest on mortgage loans held for sale	—	6,644	—		6,644
Other	247,626	4,217	(55,600)	A	196,243

Total interest income	4,794,420	1,002,433	(27,388)		5,769,465

Interest Expense:
Deposits	1,009,545	189,175	578	I	1,199,298
Senior and subordinated notes	486,812	3,387	282	I	490,481
Other borrowings	295,085	59,198	(2,964)	I	382,819
			31,500	A

Total interest expense	1,791,442	251,760	29,396		2,072,598

Net interest income	3,002,978	750,673	(56,784)		3,696,867
Provision for loan losses	1,220,852	48,250	—		1,269,102

Net interest income after provision for loan losses	1,782,126	702,423	(56,784)		2,427,765

Non-Interest Income:
Servicing and securitizations	3,643,808	34,845	—		3,678,653
Service charges and other customer-related fees	1,482,658	237,029	—		1,719,687
Interchange	475,810	4,729	—		480,539
Other	297,881	110,823	—		408,704

Total non-interest income	5,900,157	387,426	—		6,287,583

Non-Interest Expense:
Salaries and associate benefits	1,642,721	336,392	—		1,979,113
Marketing	1,337,780	29,902	—		1,367,682
Communications and data processing	475,355	57,030	—		532,385
Supplies and equipment	349,920	46,981	—		396,901
Occupancy	206,614	46,337	428	E	255,179
			1,800	H
Other	1,309,829	123,489	(6,442)	O	1,499,709
			71,917	G
			916	H

Total non-interest expense	5,322,219	640,131	68,619		6,030,969

Income before income taxes and minority interest	2,360,064	449,718	(125,403)		2,684,379
Income taxes	816,582	156,688	(43,891)	P	929,379
Minority interest, net of income tax expense	—	76	—		76

Net income	$1,543,482	$292,954	(81,512)		$1,754,924

Basic earnings per share	$6.55	$1.90			$6.54

Diluted earnings per share	$6.21	$1.86			$6.21

Dividends paid per share	$0.11	$0.76			$0.11

NOTES TO THE PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the nine months ended September 30, 2005 and for the year ended December 31, 2004. The historical financial statements of Hibernia have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The preliminary unaudited pro forma condensed combined financial information reflects the application of accounting principles generally accepted in the United States (“GAAP”) as of and for the nine months ended September 30, 2005 and for the year ended December 31, 2004. The adoption of new or changes to existing GAAP (including but not limited to the American Institute of Certified Public Accounts Statement of Position 03-03 (SOP 03-03), Accounting for Certain Loans or Debt Securities Acquired in a Transfer), subsequent to the pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material.

The preliminary pro forma adjustments include purchase price adjustments based on the conversion of each share of Hibernia common stock into $30.46 in cash or 0.3792 of a share of Capital One common stock, which is the cash or fraction of a share of Capital One common stock that Hibernia shareholders electing to receive cash or stock, respectively, received in the merger for each share of Hibernia common stock, which represented the average of the closing price of $80.32 for Capital One common stock on the NYSE for the five trading days ending prior to November 16, 2005. The total consideration of $5.0 billion, which includes the value of outstanding stock options, was paid with the issuance of approximately 32.9 million shares of Capital One’s common stock and approximately $2.2 billion in cash consideration. Outstanding options and other equity-based awards of Hibernia were exchanged for options and other equity-based awards of Capital One with the number of options, other equity-based awards and option price adjusted for the exchange ratio.

The merger will be accounted for using the purchase method of accounting, and accordingly, the assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed of Hibernia will be recognized at fair value on the date the transaction is completed. The merger will qualify as a tax-free reorganization for federal income tax purposes.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Hibernia at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the completion of a final analysis to determine the fair values of Hibernia’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Hibernia as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The preliminary unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information for the merger includes the preliminary pro forma balance sheet as of September 30, 2005 assuming the merger was completed on September 30, 2005. The preliminary pro forma income statements for the nine months ended September 30, 2005 and the year ended December 31, 2004, were prepared assuming the merger was completed on January 1, 2005 and 2004, respectively.

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 32.9 million shares of Capital One common stock and approximately $2.2 billion in cash consideration. Common stock issued in conjunction with this transaction was valued using the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

A reconciliation of the excess consideration paid by Capital One over Hibernia’s net assets acquired (“goodwill”) is as follows:

(in thousands)
Costs to acquire Hibernia:
Capital One common stock issued	$2,641,142	(L)
Cash consideration paid	2,230,000	(A)
Estimated fair value of employee stock options	104,577	(N)
Investment banking, legal, and consulting fees	29,596	(J)

Total consideration paid for Hibernia	$5,005,315

Hibernia’s net assets at fair value:
Hibernia’s stockholders’ equity at September 30, 2005	$2,062,289	(L)
Elimination of Hibernia’s intangibles (including goodwill)	(364,104	)(F,G,H)
Elimination of Hibernia’s deferred taxes	(14,392	)(K)
Estimated adjustments to reflect assets acquired at fair value:
Securities held to maturity	421	(B)
Net Loans	(174,917	)(C)
Property, plant, & equipment	69,297	(E)
Other identified intangibles	20,709	(H)
Deferred tax asset (not including CDI related deferred tax liability)	73,090	(K)

Estimated adjustments to reflect liabilities assumed at fair value:
Interest-bearing deposits	1,358	(I)
Senior and subordinated notes	2,537	(I)
Other borrowings	(7,616	)(I)
Personnel related liabilities	(43,252	)(J)
Other liabilities assumed	(24,126	)(J)

Less: Adjusted identifiable net assets acquired	$(1,601,294)

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	$(380,000	)(G)
Adjustment to recognize deferred tax liability from core deposit intangibles	133,000	(G)

Less: Core deposit intangible and related deferred tax liability	$(247,000)

Total estimated goodwill	$3,157,021

(A)	Adjustment to recognize cash consideration paid and debt undertaken to complete the acquisition. Capital One had sufficient liquidity on its balance sheet to acquire the common shares exchanged for cash without additional borrowings. However, to best align the funding of the acquisition with the management of its cash position, Capital One financed the cash portion of the acquisition through a combination of proceeds from federal funds sold and resale agreements and short term borrowings. Specifically, Capital One acquired the common shares by liquidating $1.4 billion of federal funds sold and resale agreements and drawing $840.0 million from other short term borrowings. The preliminary pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in pre-tax decreases to interest income of $41.7 million and $55.6 million for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. The preliminary pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases of $23.6 million and $31.5 million to interest expense for the nine months ended September 30, 2005 and year ended December 31, 2004, respectively. Capital One has calculated the cost of the additional borrowings needed to complete the transaction using an interest rate of approximately 3.75% per annum. The cost of the additional borrowings may be significantly different as Capital One may choose to repay any such additional borrowings with cash from operations, net securities maturities or future market borrowings.

(B)	Adjustments to recognize securities held to maturity at fair value in accordance with Statement of Financial Accounting Standard No. 142, Business Combinations, (“SFAS 142”). These securities are expected to be available for sale securities upon the completion of the acquisition. The related preliminary pro forma income statement impact for this adjustment is considered to be immaterial. The final adjustment may be significantly different.
(C)	Adjustment to fair value Hibernia’s loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in increases to interest income of $21.2 million and $28.2 million for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.
(D)	Adjustment to recognize the impact of SOP 03-03. The final adjustment may be significantly different.
(E)	Adjustment to fair value Hibernia’s property, plant, and equipment. The adjustment will be recognized over the remaining useful life of 20 years for buildings and 5 years for equipment. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to occupancy expense of $0.3 million and $0.4 million for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.
(F)	Adjustment to eliminate historical Hibernia goodwill and recognize goodwill resulting from the acquisition. See purchase price allocation table above for more information.
(G)	Adjustment to eliminate Hibernia’s historical core deposit intangibles of $21.6 million, recognize core deposit intangibles associated with the acquisition, the related deferred tax liability for the newly recognized core deposit intangibles, and the related preliminary pro forma combined income statement impact resulting from the acquisition. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to other non-interest expense of $54.6 million and $71.9 million for the core deposit intangibles amortization for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.
(H)	Adjustment to eliminate Hibernia’s historical other intangible assets of $5.1 million, recognize other intangibles associated with the acquisition, and the related preliminary pro forma combined income statement impact resulting from the acquisition. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to other non-interest expense of $0.7 million and $0.9 million and increases to occupancy expense of $1.4 million and $1.8 million for the amortization of other identified intangibles for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.
(I)	Adjustment to record the fair value of interest-bearing deposits, subordinated notes, and other borrowings at fair value in accordance with SFAS 142. The adjustment will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The preliminary pro forma combined income statement impact for the adjustments resulted in increases to interest expense of $0.4 million and $0.6 million for the interest-bearing deposits and $0.2 million and $0.3 million for the subordinated notes, and decreases to interest expense of $2.2 million and $3.0 million for the other borrowings for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.
(J)	Adjustment to recognize merger related costs and other liabilities assumed resulting from the acquisition. The adjustment consists of $29.6 million to reflect investment banker, legal, and consulting fees, $43.3 million for compensation and severance costs, related costs, and $24.1 million for other liabilities assumed. The final adjustment may be significantly different.

(K)	Adjustment to eliminate $14.4 million of historical Hibernia deferred taxes related to unrealized gains and losses on securities available for sale and hedging instruments and to recognize a $73.1 million deferred tax asset resulting from the fair value adjustments in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes Combinations, (“SFAS 109”).
(L)	Adjustment to eliminate Hibernia’s historical stockholders’ equity. The acquisition resulted in issuance of approximately 32.9 million shares of Capital One common stock, in addition to the cash consideration discussed in preliminary pro forma adjustment A, in exchange for the outstanding Hibernia common stock. The issuance of Capital One common stock was recognized in the preliminary pro forma balance sheet at a value of $80.32 per share, which represented the average of the closing price for Capital One common stock on the NYSE for the five trading days ending prior to November 16, 2005, which results in an increase to Capital One’s total stockholders’ equity of $2.6 billion. For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Information.
(M)	Adjustment to convert the historical unearned compensation balance for Hibernia’s Employee Stock Ownership Plan to its new basis in Capital One shares.
(N)	Adjustment to reflect the conversion of Hibernia stock options outstanding at the closing of the merger to options to purchase Capital One common stock. In accordance with the terms of Hibernia’s stock option agreements, outstanding stock options fully vested upon the change in control and therefore the adjustment presented represents the conversion of all Hibernia stock options to fully vested options to purchase Capital One common stock. The adjustment represents the issuance of 3.8 million vested options to purchase Capital One common stock at a weighted average fair value of $27.61 per share. The number of stock options issued was based on the number of outstanding Hibernia stock options at November 16, 2005 multiplied by the exchange ratio of 0.3792. The preliminary estimated fair value was calculated using the Black-Scholes option pricing model and applying the prevailing assumptions to each tranche of the remaining converted Hibernia options outstanding at the merger close date for expected life, volatility, dividend yield and risk-free interest rate. The estimated weighted average exercise price of $56.39 was calculated using the weighted average exercise price of a Hibernia stock option divided by the exchange ratio of 0.3792.
(O)	Adjustment to reverse $5.0 million and $6.4 million of amortization for intangible assets recorded on Hibernia’s historical income statements for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.
(P)	Adjustment to record the net tax effect of the preliminary pro forma adjustments. The income statement pro forma tax expense adjustment was recognized at an effective rate of 35.0%. The final adjustment may be significantly different.

Note 3 – Merger Related Costs

Merger related costs, which are not considered liabilities with respect to EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” are estimated at $98.0 million. A summary of these costs, based on Capital One’s preliminary estimates, is listed below. The following items have not been included in the preliminary pro forma combined income statement.

(in thousands)
Merger related compensation and severance	$40,200
Facilities and systems	47,600
Other merger related costs	10,200

Total estimated pre-tax merger related costs	98,000
Tax benefit	(34,300)

Net estimated merger related costs	$63,700

Merger related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the rebranding of branch offices. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the merger. Certain merger related costs incurred by Hibernia are being expensed as incurred. All other costs incurred by Capital One will be capitalized or expensed as incurred based on the nature of cost and Capital One’s accounting policies for these costs.

Note 4 – Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $380.0 million as of September 30, 2005. The adjustments include the elimination of $21.6 million relating to the Hibernia’s core deposit intangibles as of September 30, 2005. The $380.0 million was based on a valuation of the core deposit intangibles performed with the assistance of an independent third party. Adjustments to this value may occur subsequent to the acquisition date to reflect the impact to core deposits resulting from the Gulf Coast hurricanes. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the nine months ended September 30, 2005 is assumed to be over a 10 year period using a sum-of-the-year digits method.

The following table summarizes the amortization of the core deposit intangibles made in connection with the acquisition at an effective annual tax rate of 35.0%:

(in thousands)	Gross Amortization	Net After-Tax Impact
Year 1	$71,917	$46,746
Year 2	64,380	41,847
Year 3	56,843	36,948
Year 4	49,306	32,049
Year 5	41,769	27,150
Year 6 and thereafter	95,785	62,260

Total	$380,000	$247,000